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                                                                    EXHIBIT 14.1

                                IPIX CORPORATION

              CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

                                 CODE OF ETHICS

         The Company has developed and adopted this Code of Ethics applicable to its Chief Executive Officer and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations. As used herein, "senior financial officers" means the Company's principal financial officer and principal accounting officer or controller, or persons performing similar functions. This Code is separate and apart from, and in addition to, any policies our Company may have in effect, from time to time, relating to our employees, officers and Board of Directors. The Company's Chief Executive and senior financial officers are also subject to the following specific policies (this Code of Ethics shall be deemed to constitute the code of ethics referred to in Item 406 of Regulation S-K promulgated by the SEC):

         1. The Chief Executive Officer and all senior financial officers shall at all times conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         2. The Chief Executive and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in
(a) the reports and documents that the Company files with, or submits to, the SEC and (b) the Company's other communications with the public, including both written and oral disclosures, statements and presentations. It shall be the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Company's Board or Audit Committee any material information of which he or she may become aware that may render the disclosures made by the Company in its public filings or otherwise materially misleading, and to assist the Company's Board and Audit Committee in fulfilling their responsibilities.

         3. The Chief Executive Officer and all senior financial officers shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         4. The Chief Executive Officer and all senior financial officers shall promptly bring to the attention of the Chief Executive Officer or, where he or she deems appropriate, to the Board or to the Audit Committee, any information he or she may have concerning any violation of the Company's Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


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         5. The Chief Executive Officer and all senior financial officers shall promptly bring to the attention of the Chief Executive Officer and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

         6. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics by the Chief Executive Officer and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.









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